SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               PRIME BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No Fee Required.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                              PRIME BANCORP, INC.
                             7111 VALLEY GREEN ROAD
                           FORT WASHINGTON, PA 19034

                            ------------------------

                                     NOTICE
                                       OF
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 22, 1998
                            ------------------------

     NOTICE IS HEREBY GIVEN THAT the 1998 Annual Meeting of Shareholders of Prime Bancorp, Inc. will be held in the main ballroom at the DoubleTree Guest Suites, 640 West Germantown Pike, Plymouth Meeting, Pennsylvania 19462 on Wednesday, April 22, 1998, at 10:00 AM for the following purposes, all of which are more completely described in the accompanying proxy statement:

          1. To elect four (4) directors for a term of office to expire in 2001; and

          2. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     Shareholders of record at the close of business on February 27, 1998 are entitled to notice of and to vote at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Joseph A. Fluehr, III
                                          ----------------------------------
                                          JOSEPH A. FLUEHR, III
                                          SECRETARY

March 18, 1998

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO EXECUTE, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. AN ADDRESSED REPLY ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                              PRIME BANCORP, INC.
                             7111 VALLEY GREEN ROAD
                           FORT WASHINGTON, PA 19034
                                 (215) 836-2400

                      ------------------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 22, 1998

                      ------------------------------------

     This Proxy Statement is furnished to the shareholders of Prime Bancorp, Inc., a Pennsylvania corporation, (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use in voting at the 1998 Annual Meeting of Shareholders (including any adjournment or postponement thereof). The meeting will be held at 10:00 AM on Wednesday, April 22, 1998 at the DoubleTree Guest Suites, 640 West Germantown Pike, Plymouth Meeting, Pennsylvania 19462. This Proxy Statement, the Notice of Annual Meeting, the proxy and the Company's 1997 Annual Report are being mailed to all shareholders on or after March 18, 1998.

     Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed in accordance with the instructions thereon. Any properly executed proxy which does not contain instructions to the contrary will be voted for the Company's nominees as directors. Delivery of a signed proxy will not affect any shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy may revoke it at any time before it is voted at the meeting by giving notice to the Secretary of the Company in writing at the Company's principal executive offices or in open meeting, or by executing and delivering a later dated proxy, but such revocation shall not affect any vote previously taken.

     The cost of this solicitation will be borne by the Company. The Company has retained the services of American Stock Transfer & Trust Company to assist in the solicitation of proxies, which company charges a fee of $850.00 per month, plus out of pocket expenses, for its services which include transfer agent, registrar, dividend reinvestment agent and proxy solicitation services. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph, telecopier or other electronic means by directors, officers or employees of the Company or Prime Bank. Such persons will receive no additional compensation for their solicitation efforts. The Company, on request, will reimburse shareholders of record who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

     The securities which may be voted at the Annual Meeting consist of the outstanding shares of common stock of Prime Bancorp, Inc., par value $1.00 per share (the "Common Stock"). Shareholders are requested to sign, mark and complete the enclosed proxy and return it in the addressed reply envelope which is furnished for your convenience. A complete list of shareholders entitled to vote at the meeting shall be available for examination by any shareholder, for any purpose relevant to the meeting, at the Company's offices in Fort Washington, Pennsylvania during normal business hours from March 31, 1998 until the commencement of the meeting.

                         RECORD DATE AND VOTING RIGHTS

     The record date for the determination of shareholders entitled to receive notice of and to vote at the meeting is the close of business on February 27, 1998. At the close of business on February 27, 1998, there were 5,444,266 shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting. Shareholders are entitled to one vote per share on all matters properly brought before the meeting, including the election of directors. The Articles of Incorporation of the Company provide that there is no cumulative voting in the election of directors.

     Under the Pennsylvania Business Corporation Law of 1988, as amended and the Company's By-Laws, the presence, in person or by proxy, of shareholders entitled to cast at least one-third of the votes which all shareholders are entitled to cast on a particular matter constitutes a quorum to take action at a shareholders' meeting. Shares which are present, or represented by a proxy, will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on a matter ("Abstentions") or whether a broker with discretionary authority fails to exercise its discretionary authority to vote shares with respect to the matter ("Broker Non-Votes"). The affirmative vote of at least a majority of the votes cast at the meeting by all shareholders entitled to vote thereon is required to adopt any proposal and, in the election of directors, the candidates receiving the highest number of votes cast, up to the number of directors to be elected, shall be elected. For voting purposes, only shares voted either for or against the adoption of a proposal or the election of directors, and neither Abstentions nor Broker Non-Votes, will be counted as voting in determining whether a proposal is approved or a director is elected. As a consequence, Abstentions and Broker Non-Votes will have no effect on the adoption of a proposal or the election of a director.

                   BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     The Company does not know of any person or group that is the beneficial owner of more than five percent of the outstanding shares of Common Stock, except as indicated herein. The following table reflects as of February 27, 1998, the Common Stock beneficially owned by holders of more than five percent of the outstanding Common Stock, directors, the named executive officers listed in the Summary Compensation Table on page 9 below, and all officers and directors as a group. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the Common Stock owned by him or her.

                                                                  AMOUNT
                                                                AND NATURE
                                                               OF BENEFICIAL         PERCENT
                    BENEFICIAL OWNER                           OWNERSHIP (1)         OF CLASS
                    ----------------                           -------------         --------
Arthur J. Kania Trust, Allen Speiser and Stanley J. Kania
  Trustees...............................................         503,916(3)           9.26%
Erwin T. Straw...........................................         263,106(2,4)         4.79%
Frederick G. Betz........................................          49,118(2,5)             *
Fred Blume...............................................             700                  *
William J. Cunningham....................................         107,684(6)           1.98%
Joseph A. Fluehr, III....................................          47,744(2,7)             *
Robert A. Fox............................................          23,500(8)               *
Arthur J. Kania..........................................         122,815(9)           2.26%
Michael B. Laign.........................................             300                  *
Ernest Larenz............................................         139,395(2,10)        2.56%
James J. Lynch...........................................          93,154(2,11)        1.69%
Joseph G. Markmann.......................................          45,374(2,12)            *
Roy T. Peraino...........................................          10,000(13)              *
David H. Platt...........................................          19,826                  *
Arthur L. Powell.........................................          50,367(14)              *
William H. Bromley.......................................          88,160(2,15)        1.61%
Walter L. Tillman, Jr....................................          21,470(2,16)            *
James E. Kelly, Jr.......................................          13,300(2)               *
All directors and officers as a group consisting of 17
  persons (17)...........................................       1,096,013             19.44%

------------------
  * Less than 1%.

 (1) The information contained in this table is based on information furnished by the respective shareholders or contained in filings made with the Securities and Exchange Commission. The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which the individual has the right to acquire under outstanding stock options within 60 days after March 31, 1998. Beneficial ownership may be disclaimed as to certain of the securities.

 (2) Based on 5,444,266 shares outstanding on February 27, 1998 except when the percentage reported relates to shares of Common Stock that a person has a right to acquire, in which case it is based on the number of shares of Common Stock that would be outstanding after the exercise of such right. The following persons own presently exercisable stock options for the amount of shares indicated: Erwin T. Straw -- 50,374; Frederick G. Betz -- 7,368; William H. Bromley -- 24,750; Joseph A. Fluehr, III -- 5,500; Ernest Larenz -- 7,368; James J. Lynch -- 77,000; Joseph G. Markmann -- 7,368; and James E. Kelly -- 12,500.

 (3) Includes 466,500 shares owned by the Trust, 27,748 shares owned by trusts for Allen Speiser's benefit, and 9,668 shares owned by a trust of which Mr. Speiser is trustee for the benefit of third parties. Excludes 122,815 shares owned directly by Mr. Arthur J. Kania, grantor of and counsel to the Arthur J. Kania Trust and a director of the Company. The address for the Trust is Two Bala Plaza, Fifth Floor, 333 City Line Avenue, Bala Cynwyd, PA 19004.

 (4) 91,670 shares are held jointly by Mr. Straw and his wife. 46,445 shares are owned by Mr. Straw's wife. Also includes 1,139 shares of Common Stock held for Mr. Straw in the Company's 401(k) Plan.

 (5) 3,635 shares of Common Stock are held by Fred Betz & Sons Profit Sharing Trust of which Mr. Betz is the Trustee, 23,757 shares are held by Mr. Betz' wife, and 2,785 shares are held in an IRA account for Mr. Betz's wife.

 (6) Includes 7,684 shares owned by a pension plan for the benefit of Mr. Cunningham.

 (7) 24,930 shares are held jointly by Mr. Fluehr and his wife.

 (8) Includes 3,500 shares owned by a trust of which Mr. Fox is a trustee for the benefit of third parties.

 (9) Excludes 466,500 shares owned by the Arthur J. Kania Trust established by Mr. Kania as grantor (See Note 3 above) and 99,114 shares owned by members of Mr. Kania's family. Mr. Kania disclaims beneficial ownership of all such shares.

(10) 4,180 shares are held in an IRA account for Mr. Larenz' wife.

(11) 689 shares are held for Mr. Lynch in the Company's 401(k) Plan.

(12) 12,185 shares are held by Mr. Markmann's wife.

(13) 10,000 shares are held in an IRA account.

(14) Includes 20,050 shares owned by LRP Associates a partnership of which Mr. Powell's adult children are limited partners and of which Mr. Powell and his wife are the general partners.

(15) Includes 700 shares held in an IRA account for the benefit of Lynne C. Bromley, Mr. Bromley's wife.

(16) Mr. Tillman's employment with the Company ceased on December 31, 1997.

(17) This amount includes an aggregate of 192,228 shares of Common Stock issuable upon the exercise of presently exercisable stock options held by certain officers and directors of the Company. See Note 2 above. The address for each officer and director is c/o Prime Bancorp, Inc., 7111 Valley Green Road, Fort Washington, Pennsylvania 19034.

                             ELECTION OF DIRECTORS

     The Bylaws of the Company currently provide that the Board of Directors shall consist of not less than seven (7) or more than fifteen (15) members. Currently, there are twelve (12) members of the Board. In accordance with the Articles of Incorporation and the Bylaws, the Board of Directors is divided into three (3) classes as nearly equal in number as possible. One class of directors is to be elected annually. The members of each class are to be elected for a term of three (3) years or until their successors are elected and qualified.

     The class of directors serving until the 1999 Annual Meeting consists of William J. Cunningham, Arthur J. Kania, Roy T. Peraino and Erwin T. Straw. The class of directors serving until the 2000 Annual Meeting are Frederick G. Betz, Robert A. Fox, James J. Lynch and David H. Platt. The directors with terms expiring at the 1998 Annual Meeting are Joseph A. Fluehr, III, Ernest Larenz, Joseph G. Markmann and Arthur L. Powell. Pursuant to the retirement policy for directors contained in the Company's Bylaws, Messrs. Markmann and Powell will retire from the Board of Directors effective at the 1998 Annual Meeting. Consequently, the Board of Directors has nominated Joseph A. Fluehr, III, Ernest Larenz, Fred Blume and Michael B. Laign for election to the Board of Directors at the 1998 Annual Meeting, each for a three-year term ending at the 2001 Annual Meeting or until their successors are elected and qualified.

     The Company has no reason to believe that any of the nominees will be unwilling or unable to serve; however, should any nominee become unavailable for any reason, the Board of Directors may designate a substitute nominee. The proxies intend (unless authority has been withheld) to vote for the election of the Company's nominees.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ITS NOMINEES TO THE BOARD OF DIRECTORS.

COMPENSATION OF DIRECTORS

     In 1997, directors received $1,000 for each board meeting attended and $500 for each committee meeting attended. The Chairman of the committee received $750 for each meeting attended. Mr. Straw receives $50,000 annually for his services as Chairman of the Board.

BUSINESS BACKGROUND OF DIRECTORS

     The following table sets forth certain information regarding (i) management's nominees for the Board of Directors of the Company all of whom are currently serving as directors of the Company and Prime Bank, with the exception of Messrs. Blume and Laign who are new nominees, and (ii) those other directors who will continue in office.

     The business experience during at least the last five years for each of the nominees and each of the directors continuing in office is described below.

     Mr. Betz, age 67, served as a director of Cheltenham Federal Savings & Loan Association ("Cheltenham") and subsequently the Company since 1988. Presently he is President of Fred Betz and Sons, Inc., a custom home building company located in Southampton, Pennsylvania.

     Mr. Blume, age 56, is an attorney and partner with the law firm of Blank, Rome, Comisky & McCauley. He joined the firm in 1967 and was admitted to the partnership in 1972. Mr. Blume serves on the Board of Managers of the University of Pennsylvania Law Alumni Society and the Board of Overseers of the Law School of the University of Pennsylvania.

     Mr. Cunningham, age 54, had been a Director of First Sterling Bancorp, Inc. since 1988 and became a director of the Company when it merged with First Sterling Bancorp, Inc. in 1996. He was a co-founder and managing partner of the Miami Heat, a National Basketball Association (NBA) team from 1988 until the sale of his interest in 1995. From 1986 to 1988 Mr. Cunningham was a national analyst and sports commentator for CBS, Inc. He served as the Coach of the Philadelphia 76ers from 1977 through 1984, leading the team to an NBA championship in 1983. Throughout the period from 1965 through 1978 he played professionally for the Philadelphia 76ers, including for the 1967 NBA Championship team.

     Mr. Fluehr, age 52, served as a director of North East Federal Savings & Loan Association ("North East") and subsequently the Company since 1983. He is a funeral director and the owner of the Joseph A. Fluehr, III Funeral Homes, Inc. in Richboro and New Britain, Pennsylvania. He is also a member of the Entities Board of St. Mary's Medical Center, a division of Catholic Health Initiatives, Langhorne, PA and a Director of St. Joseph's Home for the Aged, Holland, PA.

     Mr. Fox, age 68, is President of R.A.F. Industries, a private investment company which acquires and manages a diversified group of operating companies and venture capital investments. He is a former Chairman of the Board of Warner Company and Waste Resources Corporation. Mr. Fox serves as a member of the Board of Directors of Safeguard Scientifics, Inc. and Children's Concept, Inc. (Zany Brainy). He is a Trustee of the University of Pennsylvania and a member of the Board of Managers of the Wistar Institute.

     Mr. Kania, age 66, is a principal of Trikan Associates, which owns and manages various real estate holdings and is active in venture capital investments. He is also a partner of the law firm Kania, Lindner, Lasak and Feeney. Mr. Kania is a former member of the Boards of Directors of PNC Bank, Midlantic Corporation and Continental Bank. He is a member of the Boards of Directors of Opt-Sciences Corporation and Piasecki Aircraft Corporation. He also serves on the Board of Consultors of Villanova University School of Law and is past Vice-Chairman of the Board of Trustees of Villanova University and past Chairman of the Board of Trustees of the University of Scranton. He was co-founder of AID Inc., a leading health care provider, and was its Chairman and Chief Executive Officer from 1970 through 1974. Mr. Kania was also co-founder of Greate Bay Country Club and the Brighton Hotel (now Sands Hotel and Casino, Atlantic City).

     Mr. Laign, age 47, is the President and Chief Executive Officer of the Holy Redeemer Health System in Huntingdon Valley, Pennsylvania. He also serves on the Board of Directors of Holy Redeemer Health System and each of its subsidiary corporations. Mr. Laign previously served as Executive Vice President of Frankford Healthcare System, Inc., from 1984 until 1993, when he joined Holy Redeemer Health System. He serves on the Board of Governors of the American Heart Association and the Delaware Valley Healthcare Council Board.

     Mr. Larenz, age 66, served as a director of North East and subsequently the Company since 1976. He is the President of Medicare Management Nursing Homes which is responsible for the operation of various nursing homes. He is also a builder/developer of residential and commercial properties.

     Mr. Lynch, age 48, served as Executive Vice President of Midlantic Bank from 1994 to 1995. From 1976 through 1994, Mr. Lynch held various positions with Continental Bank, culminating as President from 1992 to 1994. Mr. Lynch's banking career spans thirty (30) years starting with First Pennsylvania Bank as a part-time employee while attending college and entering its management training program in 1971. Mr. Lynch currently serves as Chairman of the Central Philadelphia Development Corporation, a non-profit business advocacy organization, a member of the Board of Trustees and Executive Committee of LaSalle University, a member of the Board of Trustees of Holy Redeemer Health System and a director of various other civic and community organizations.

     Mr. Peraino, age 69, is the former Chairman and Chief Executive Officer of Continental Bancorp and Continental Bank. He is also the former President of Midlantic Corporation. Mr. Peraino had worked for more than 40 years in the Philadelphia banking community.

     Mr. Platt, age 49, served as a director of North East and subsequently the Company since 1983. He is the President of Somerton Springs Golf Shoppes which has twenty-two golf shops and eight golf facilities throughout the Delaware Valley area. He is also President of the Newtown Swim Club Inc.

     Mr. Straw, age 69, served as President and Chief Executive Officer of Cheltenham and subsequently the Company since January, 1985 through January, 1996. Prior to joining Cheltenham, Mr. Straw was employed for 24 years with Cheltenham Bank, ultimately serving as a Vice President. Prior thereto, Mr. Straw spent six years with Household International as a manager in the consumer finance industry.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of the Company held eight (8) meetings during the year ended December 31, 1997. No director attended fewer than 75% of the total number of meetings of the Board of Directors and committees on which he served held during calendar year 1997. The Board of Directors has a number of standing committees including an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating/Governance Committee, a Community Reinvestment Committee and a Credit Committee.

     The Executive Committee, except as limited by the Company's Bylaws, has the full authority of the Board of Directors when the Board of Directors is not in session. The current members of the Executive Committee are Messrs. Straw, Betz, Fox, Larenz, Lynch, Kania and Peraino. The Executive Committee met once during 1997.

     The Audit Committee reviews the financial affairs of the Company to determine its financial condition and reviews with management and the independent auditors the systems of internal control. This Committee approves the scope of the audit procedures employed by the Company's independent auditors and meets with the auditors to discuss the results of their audit. The Audit Committee reports to the Board of Directors with respect to the foregoing matters and recommends annually the selection of independent auditors. The current members of the Audit Committee are Messrs. Markmann, Betz, Larenz, Peraino, Platt, Powell and Straw. During 1997, the Audit Committee held three
(3) meetings.

     The Compensation Committee administers the Company's executive compensation programs including the granting of stock options and has responsibility for recommending to the Board of Directors the compensation of all officers, including executive officers. The current members of the Compensation Committee are Messrs. Fluehr, Fox, Larenz, Kania and Straw. During 1997, the Compensation Committee held one (1) meeting.

     The Nominating/Governance Committee's duties include the review of prospective candidates to be nominated to the Board of Directors of the Company if replacements are required and for future Board expansion, and the establishment of criteria to be used in consideration of possible nominees for directorship. This Committee also reviews and recommends changes to the Company's Bylaws. The current members of the Nominating/Governance Committee are Messrs. Cunningham, Fluehr, Larenz and Kania. During 1997, Nominating/Governance Committee did not meet. The Committee met once in January, 1998 for the purpose of reviewing and making recommendations to the Board of Directors for candidates to stand for election to the Board at the 1998 Annual Meeting of Shareholders. The Nominating/Governance Committee will consider candidates for the Board of Directors by shareholders. Shareholders should make recommendations in writing to the Secretary of the Company not later than December 1 for the next Annual Meeting, accompanied by information on the candidate's principal occupation, business experience, number of shares of Common Stock owned, and such person's written consent to be named in the proxy statement as a candidate and willingness to serve as a director.

     The Community Reinvestment Committee was established in 1997 to review and approve Community Reinvestment Act policies and projects of the Company's bank subsidiary. The current members of the Community Reinvestment Committee are Messrs. Betz, Cunningham, Platt and Powell. This Committee held one (1) meeting in 1997.

     The Credit Committee reviews approved credit relationships over $2.0 million and reviews classified loans over $250 thousand. The current members of the Credit Committee are Messrs. Peraino, Betz, Fox, Kania, Markmann, Platt and Straw. This Committee held three (3) meetings in 1997 and expects to meet six
(6) times in 1998.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following information is provided with respect to the executive officers of the Company who do not serve on the Board of Directors.

     William H. Bromley, age 47, became Executive Vice President of the Company on December 31, 1996 in connection with the merger with First Sterling Bancorp, Inc. He had served as President, Chief Executive Officer and a director of First Sterling and First Sterling Bank since 1988. Before joining First Sterling, Mr. Bromley was employed for seven years by Industrial Valley Bank and Trust Company ("IVB") from 1979 through 1986 as a commercial loan officer and as a Regional Vice President for Chester County, Lancaster County and central and western Delaware County. Prior to joining IVB, Mr. Bromley worked for three years (1976 to 1979) with Midlantic National Bank in Haddonfield, N.J. Mr. Bromley currently serves as a member of the Board of Directors of the Upper Main Line YMCA. He is Section Chairman of the Pennsylvania Bankers Association.

     James E. Kelly, age 53, became Executive Vice President and Chief Financial Officer of the Company in November, 1997. Previously, he was corporate controller and Senior Vice President of Finance for Midlantic Corporation for five (5) years. Prior to his tenure at Midlantic, Mr. Kelly was chief financial officer of Continental Bancorp Inc., a $7.5 billion bank holding company at the time it was acquired by Midlantic.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prime Bank, the Company's wholly-owned subsidiary, leases three (3) bank branch offices and some administrative office space from Dominion Properties, L.P. ("Dominion"), the majority ownership interest in which is owned by the Arthur J. Kania Trust. Arthur J. Kania is grantor of the Trust, and legal counsel to the Trust and Dominion. Mr. Kania's children are the beneficiaries of the Trust.

     The leases with Dominion have original terms which expire on December 31, 2005. The leases provide for certain renewal options and rent escalation based upon increases in the Consumer Price Index. Total rent and other charges paid by the Company to Dominion under the leases in 1997 were approximately $407,000; payments in 1998 and thereafter will be similar in amount subject to increases in the Consumer Price Index, real estate taxes, utilities and common area maintenance charges.

     In 1997, the law firm of Kania, Lindner, Lasak and Feeney performed legal services for the Company's subsidiaries and received compensation therefor. Mr. Kania is a partner in such firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, for the period January 1, 1997 through December 31, 1997, all filing requirements applicable to its officers and directors were complied with, except for the late filing of one Form 4 by Mr. Betz and the late filing of one Form 4 by Mr. Straw.

                             EXECUTIVE COMPENSATION

REMUNERATION

     The Company is a bank holding company whose business is essentially conducted by Prime Bank, its wholly-owned, Pennsylvania-chartered bank subsidiary. The officers of the Company are also officers of Prime Bank, and all cash compensation for the officers is paid by the Bank. The following table sets forth information as to compensation paid to the Company's chief executive officer and the other executive officers as determined by SEC rules (collectively, the "named executive officers") for the three (3) fiscal years ended December 31, 1997, whose annual cash compensation exceeded $100,000 during that period.

                         SUMMARY COMPENSATION TABLE (1)

                                               ANNUAL COMPENSATION
                                              ----------------------      SECURITIES
                                               SALARY        BONUS        UNDERLYING         ALL OTHER
 NAME AND PRINCIPAL POSITION        YEAR       AMOUNT        AMOUNT        OPTIONS        COMPENSATION(2)
 ---------------------------        ----      --------      --------      ----------      ---------------
James J. Lynch                      1997      $345,000      $100,000            --            $7,790
  President and CEO                 1996       277,000       100,000       110,000             9,146

William H. Bromley                  1997       200,000        50,000                           4,800
  Executive Vice President (3)      1996       200,000        85,000        33,000             5,090
                                    1995       185,000        30,000            --             4,990

Walter L. Tillman, Jr.              1997       165,000            --            --             6,852
  Executive Vice President (4)      1996       150,000        15,000        11,000             6,344
                                    1995       130,000        10,000            --             5,600

------------------
(1) This table does not include columns for Other Annual compensation, Restricted Stock Awards, and Long-Term Incentive Plan Payouts. The Company had no amounts to report in the columns for Restricted Stock Awards and Long-Term Incentive Plan Payouts. The amount of Other Annual Compensation paid to the named executive officers was in each case for perquisites or other fringe benefits which are not reportable since they did not exceed the lesser of $50,000 or ten percent (10%) of salary and bonus as reported for each named executive officer. The Company furnishes Messrs. Lynch, Bromley and Tillman with automobiles and also pays certain club dues for the purpose of promoting the business of the Company.

(2) Includes contributions made for named executive officers under the company's 401(k) Plan and term life insurance premiums paid on behalf of each executive.

(3) The compensation in 1995 and 1996 for Mr. Bromley was paid by First Sterling Bank which was acquired by the Company as of the close of business on December 31, 1996.

(4) Mr. Tillman's employment with the Company ceased on December 31, 1997.

STOCK OPTIONS

     The following table sets forth information on stock options granted during 1997 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE
                                     ---------------------------------------------------     VALUE AT ASSUMED
                                     NUMBER OF     % OF TOTAL                              ANNUAL RATES OF STOCK
                                     SECURITIES     OPTIONS                                 PRICE APPRECIATION
                                     UNDERLYING    GRANTED TO     EXCERISE                    FOR OPTION TERM
                                      OPTIONS     EMPLOYEES IN       OR       EXPIRATION   ---------------------
               NAME                   GRANTED     FISCAL YEAR    BASE PRICE      DATE         5%          10%
               ----                  ----------   ------------   ----------   ----------   ---------   ---------
James E. Kelly.....................    12,500       25.25%         $32.25     11/17/2007   $253,500    $642,250

     The following table sets forth certain information regarding individual exercises of stock options during 1997 by the named executive officers and the value of such officers' unexercised options at December 31, 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF UNEXERCISED
                             SHARES                        OPTIONS AT FISCAL YEAR END (1)
                            ACQUIRED        VALUE       -------------------------------------
                           ON EXERCISE   REALIZED (2)    TOTAL    EXERCISABLE   UNEXERCISABLE
                           -----------   ------------   -------   -----------   -------------
James J. Lynch..........      --             --         110,000     66,000         44,000
William H. Bromley......     60,000        $865,000      33,000     24,750          8,250
Walter L. Tillman, Jr...     20,966        $344,648       --         --              --
James E. Kelly..........      --             --          12,500     12,500           --

                             VALUE OF UNEXERCISED IN-THE-MONEY
                               OPTIONS AT FISCAL YEAR END (3)
                          ----------------------------------------
                            TOTAL      EXERCISABLE   UNEXERCISABLE
                          ----------   -----------   -------------
James J. Lynch..........  $2,197,800   $1,318,680      $879,120
William H. Bromley......     552,750      414,563       138,187
Walter L. Tillman,
  Jr....................      --           --            --
James E. Kelly..........      62,500       62,500        --

------------------
(1) The number of shares have been restated to reflect the 10% stock dividend paid on February 1, 1996 to shareholders of record on January 2, 1996.

(2) This column represents the difference on the respective date of exercise between the market price of the Common Stock and the option exercise price.

(3) This column represents the difference on December 31, 1997 between the market price of the Common Stock ($37.25) and the option exercise price.

EMPLOYMENT AGREEMENTS

     The Company and Prime Bank have entered into employment agreements with James J. Lynch and William H. Bromley. Mr. Lynch's agreement is for a term of five years and provides for automatic one-year extensions on each anniversary of the date of commencement of the agreement unless notice to the contrary is given by Mr. Lynch or the Company to the other. The base salary payment under the agreement is $300,000. In addition, Mr. Lynch will be entitled to a bonus of not less than $100,000 per annum provided that the overall performance of the Company is reasonably consistent with that of previous years. Also, Mr. Lynch is entitled to participate in the Company's Incentive Stock Option Plan and was awarded options to purchase 110,000 shares upon commencement of his employment with the Company on January 29, 1996. Options to acquire 55,000 shares were immediately vested, while the options for the remaining 55,000 shares vest equally, one-fifth per year, over five years on the anniversary date of the commencement of his employment.

     Mr. Bromley's agreement is for a term of three years commencing December 31, 1996 and provides for automatic one-year extensions on each anniversary date of the commencement of the agreement unless notice to the contrary is given by Mr. Bromley or the Company to the other. The base salary payment under the agreement is $200,000. In addition, Mr. Bromley was entitled to a bonus of not less than $50,000 for 1997 provided that the overall performance of the Company is reasonably consistent with that of previous years. Also, Mr. Bromley is entitled to participate in the Company's Incentive Stock Option Plan and was granted options to purchase 33,000 shares on December 31, 1996 one-half of which vested immediately, an additional 8,250 shares vested on December 31, 1997, and the remaining shares will vest on December 31, 1998.

     The employment agreements for both of Messrs. Lynch and Bromley also provide, among other things, for participation in any bonuses which the Board of Directors, in its discretion, may authorize from time to time, as well as participation in stock options and other benefits applicable to executive personnel. Mr. Tillman also had an employment agreement with the Company which was terminated by mutual agreement effective at December 31, 1997. Under the terms of an Employee Separation Agreement, Mr. Tillman will be paid his base salary through December 31, 1999.

     In connection with a termination of employment by the employees for "good reason," other than in connection with a change of control, such as for breach of contract or a purported termination not effected pursuant to a notice of termination, the agreements provide for severance payments.

Mr. Lynch's agreement provide that such payments would be equal to the total annual compensation in effect as of the date of termination multiplied by the greater of the number of years (including partial years) remaining under the agreement or the number 2.99. The agreement for Mr. Bromley provides that such payments would be equal to the employee's total annual compensation in effect as of the date of termination multiplied by the greater of the number of years (including partial years) remaining under the agreement or the number 1.5.

     If Mr. Lynch terminates his employment for "good reason" in connection with a change in control, he would receive severance payments equal to 2.99 times his average aggregate annual compensation. If Mr. Bromley similarly terminates his employment for "good reason", he is entitled to severance payments equal to the product of the number 2 multiplied by his average aggregate annual compensation includable in his gross income for federal income tax purposes for the past three years. All such severance payments will be paid in a lump sum on or before the fifth day following the date of termination. However, if the severance payments would be deemed to constitute "parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code") the severance payments will be reduced to the extent necessary to ensure that no portion of the severance payments are subject to the excise tax imposed by Section 4999 of the Code.

     "Good reason," according to the agreements, also includes, subsequent to a change in control of the Company and without the employee's express written consent, the assignment of the employee to duties inconsistent with those performed immediately prior to the change in control, a change in the employee's reporting responsibilities, title or office, any removal of the employee from, or any failure to re-elect the employee to, any such position, a reduction in annual salary, the failure of the Company to continue for him any bonus, benefit or compensation plan or any action that would affect adversely participation in or materially reduce his benefits under any such plan. The agreements define "change in control" to include any of the following: (1) any change in control required to be reported pursuant to item 6(e) of Schedule 14A, promulgated under the Exchange Act; (2) the acquisition of beneficial ownership by any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) of 25% or more of the combined voting power of the Company's then outstanding securities; or (3) during any period of two consecutive years, there is a change in the majority of the Board of Directors for any reason, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     The Company, Prime Bank and Mr. Kelly have entered into a Change of Control Agreement as of November 17, 1997, which obligates the Company to make certain payments to Mr. Kelly in the event that either (i) his employment with the Company is terminated, or (ii) he terminates his employment with the Company for "good reason", in each case after a "change in control", both as defined in a manner substantially similar to the definitions in the preceding paragraph. Upon such termination of employment, Mr. Kelly will be entitled to receive severance payments equal to the sum of (A) the product of the number 2 multiplied by his highest annual base salary includable in his gross income for federal income tax purposes for the past five years and (B) a prorated portion of the cash bonus received by Mr. Kelly for the prior fiscal year. Such severance payment will be paid in a lump sum within one (1) calendar week following the date of termination. However, if the severance payments would be deemed to constitute "parachute payments" under Section 280G of the Code, the severance payments will be reduced to the extent necessary to ensure that no portion of the payments are subject to the excise tax imposed by Section 4999 of the Code.

     Assuming that Messrs. Lynch, Bromley and Kelly continue to earn their 1997 base salaries, plus bonuses, their maximum severance payments, upon a termination for good reason in connection with a change in control, and without consideration of the excise tax imposed by Section 4999 of the Code, would be, respectively, $1,330,550, $500,000 and $260,000.

INDEBTEDNESS OF MANAGEMENT

     Loans to directors and executive officers are made only in conformance with, and subject to the limitations of, applicable banking regulations. Such loans are made in the ordinary course of business and are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. These loans do not involve more than normal collection risk, nor do they present any other features more favorable than loans made to unaffiliated third parties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN GROUP DECISIONS

     The Compensation Committee of the Board of Directors is responsible for setting the compensation for executive officers of the Company. The members of the Compensation Committee during 1997 were Joseph A. Fluehr, III, Robert A. Fox, Ernest Larenz, Arthur J. Kania and Erwin T. Straw. Mr. Straw was chief executive officer of the Company and Prime Bank until January 29, 1996 and an employee of Prime Bank until January 29, 1997. In 1997, Prime Bank leased certain real property from Dominion Properties, L.P., the majority ownership interest in which is owned by a trust established by Mr. Kania for the benefit of his children. The law firm in which Mr. Kania is a partner performed legal services for Prime Bank in 1997. These transactions are described in "Certain Relationships and Related Transactions" on page 8.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

     The Compensation Committee administers the Company's executive compensation programs and has responsibility for recommending to the Board of Directors for approval the compensation of all officers. The 1997 members of the Compensation Committee were Joseph A. Fluehr, III, Robert A. Fox, Ernest Larenz, Arthur J. Kania and Erwin T. Straw.

     The purpose of the Company's executive compensation program is to attract and retain key executives responsible for the success of the Company so as to maximize profits and shareholder value. The Company's executive compensation program is made up principally of annual base salary and benefits, incentive cash compensation and stock options awarded under the Company's Incentive Stock Option Plan (the "Plan").

     The Committee believes that the Company's overall financial performance should be an important factor in the compensation of its executive officers. The Committee seeks to align executives' goals with the shareholders' goals of stock appreciation and yield by having a policy, at the executive officer level, that a significant proportion of total compensation consist of variable, performance-based components, such as stock options, bonuses, and profit sharing plans, the value of which will rise or fall depending on the Company's performance. These incentive compensation programs are intended to reinforce management's commitment to enhancement of profitability and shareholder value.

     The Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the chief executive officer and other executive officers. The corporate performance measures which the Committee considers include net income growth, earnings per common share, return on average common shareholders' equity and return on average total assets. The Committee also considers the executive's responsibilities, individual contribution to the Company's profits and achievement of any goals and objectives that may have been established for such executive. The Committee does not rely on any fixed formulae or specific numerical criteria in determining an executive's aggregate compensation, but does utilize peer group studies to determine the fairness and adequacy of aggregate compensation.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The base salary of and cash bonus for Mr. Lynch, the Chief Executive Officer, are fixed largely by his Employment Agreement. However, in reviewing the fairness of his cash bonus and the level of his base salary, the Committee considered the following criteria: the Company's financial performance, which continues to be comparable or superior to many peer institutions, its capital position, which continues to be strong, and the acquisition of First Sterling, which positioned the Company for growth in a new market area. The Committee also reviewed Mr. Lynch's experience, knowledge, leadership and management skills, and his communication and interaction with the Board of Directors. The Committee believes that Mr. Lynch has demonstrated the competency to continue above average growth of the Company and to position it strategically for strong future performance, while at all times taking into consideration its overall financial condition and the welfare of its shareholders.

     Finally, the Committee consulted surveys of executive compensation in the banking industry and considered the already established obligations under Mr. Lynch's Employment Agreement. In light of the number of stock options awarded to Mr. Lynch upon the commencement of his employment, a portion of which will vest through 2001, no additional options were granted to Mr. Lynch in 1997.

     In accordance with the compensation philosophy and process described above, the Committee concluded that the agreed upon cash bonus of $100,000.00 was appropriate in the case of Mr. Lynch for 1997 and that his salary for 1998 remain at $345,000.00. These recommendations were approved by the Board of Directors and the cash bonus was paid in 1998.

                                          Compensation Committee

                                          Arthur D. Kania,
                                            Chairman
                                          Joseph A. Fluehr, III
                                          Robert A. Fox
                                          Ernest Larenz
                                          Erwin T. Straw

PERFORMANCE GRAPH

     The graph below summarizes the cumulative return experienced by the Company's shareholders for the period from December 31, 1992 through December 31, 1997, compared to the NASDAQ Stock Market Index and the NASDAQ Bank Stocks Index.


[In the printed version there appears a line chart.]



     The points on the graph represent the following numbers:

           PRIME       NASDAQ        NASDAQ
  YEAR    BANCORP   STOCK MARKET   BANK STOCK
  ----    -------   ------------   ----------
  1992      100         100           100
  1993      343         218           207
  1994      317         210           206
  1995      397         292           307
  1996      413         363           406
  1997      717         444           685

     The lines and numbers represent index levels derived from compounded daily returns that include reinvestment of all dividends. Returns on Prime Bancorp, Inc. common stock have been adjusted to account for the 10% stock dividends distributed to shareholders on May 1, 1993, November 1, 1994 and February 1, 1996.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board of Directors is considering the appointment of KPMG Peat Marwick LLP to serve as Company's independent auditors for the current fiscal year. KPMG Peat Marwick LLP served as the Company's independent auditors for the year ended December 31, 1997. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. It is not anticipated that they will make a formal statement or other presentation, although they are free to do so should they desire.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1997 accompanies this Proxy Statement. Additional copies of the 1997 Annual Report to Shareholders may be obtained by written request to Joseph
A. Fluehr, III, Corporate Secretary, at the Company's executive offices. A copy (without exhibits unless specifically requested) of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, may be obtained without charge, by any shareholder, upon written request directed to Joseph A. Fluehr, III, Corporate Secretary, at the Company's executive offices.

                                 OTHER MATTERS

     At the date of printing of this Proxy Statement, the Company knows of no other business that will be presented for consideration at the meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters which the Company does not know, a reasonable time before the proxy solicitation, are to be presented at the meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named herein is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended; and (v) matters incident to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their best judgment.

     The Company expects to hold its 1999 Annual Meeting on or before April 30, 1999. Shareholder proposals intended to be presented at the next Annual Meeting must be submitted by November 20, 1998 to receive consideration for inclusion in the Company's proxy materials relating to that meeting. Any such proposal will be subject to Rule 14a-8 of the rules and regulations of the Securities and Exchange Commission.

     In addition, the Company's Bylaws provides that any shareholders wishing to nominate a candidate for election to the Company's Board of Directors or to bring any other business before a meeting of shareholders must give notice of such nomination or item of business to the Company in writing received by the Company at its executive offices not less than 30 days nor more than 90 days prior to the meeting, together with certain information concerning the shareholder making such nomination or proposing such business and concerning the nominee or the business proposed to be conducted, as the case may be; provided, however, that if less than 40 days notice or prior public disclosure of the meeting is given or made to shareholders, such notice, to be timely, must be received no later than the 10th day following such notice or public disclosure.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Joseph A. Fluehr, III
                                          ---------------------------------
                                          JOSEPH A. FLUEHR, III
                                          SECRETARY

                                                                 REVOCABLE PROXY

                              PRIME BANCORP, INC.

             1998 ANNUAL MEETING OF SHAREHOLDERS -- APRIL 22, 1998 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PRIME BANCORP, INC.

The undersigned hereby constitutes and appoints Frederick G. Betz, James J. Lynch and Erwin T. Straw and each of them, with or without the other, as attorneys-in-fact and proxies of the undersigned, to appear at the Annual Meeting of Shareholders of Prime Bancorp, Inc. (the "Company") to be held on the 22nd day of April, 1998, and at any postponement or adjournment thereof, and to vote all of the shares of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.

(1) Election of Director Nominees: Joseph A. Fluehr, III, Ernest Larenz, Fred Blume and Michael B. Laign.

                                                              WITHHOLD AUTHORITY
FOR all nominees listed above                                 to vote for all nominees listed
(except as marked to the contrary) / /                        above / /

    INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                  WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW:

--------------------------------------------------------------------------------

(2) To transact such other business as may properly come before the meeting or any postponement or adjournment.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND
                                RETURN PROMPTLY.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PROXY AGENTS IN THEIR RESPECTIVE POSITIONS INTEND TO VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED ABOVE. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE PROXY STATEMENT.

Receipt of the Company's 1997 Annual Report and the Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

                                             ___________________________________
                                                          Signature

                                             ___________________________________
                                                          Signature

                                             Please sign your name or names
                                             exactly as it appears hereon,
                                             indicating any official position
                                             representative capacity.

                                             Date: _______________________, 1998

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.